Exhibit 23.1

Consent of Ernst & Young, LLP Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the DineEquity, Inc. and Subsidiaries (formerly known as IHOP, Corp.) 2001 Stock Incentive Plan of our reports dated February 26, 2008, with respect to the consolidated financial statements of DineEquity (formerly known as IHOP, Corp.) and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of DineEquity, Inc. and Subsidiaries (formerly known as IHOP, Corp. and Subsidiaries) filed with the Securities and Exchange Commission.

Los Angeles, California
June 11, 2008